Exhibit 8.1

List of Subsidiaries of the Registrant

Subsidiaries	Jurisdiction of Incorporation
Basel Medical Group Pte. Ltd. (previously known as Singmed Specialists Pte. Ltd.)	Singapore
Singapore Knee, Sports and Orthopaedic Clinic Pte. Ltd.	Singapore
Singapore Knee, Sports and Orthopaedic Services Pte. Ltd.	Singapore
Singapore Sports & Orthopaedic Clinic Pte. Ltd.	Singapore
Singapore Sports & Orthopaedic Services Pte. Ltd.	Singapore
SSOC Pte. Ltd.	Singapore
SSOS Pte. Ltd.	Singapore
Pharma Avenue Pte. Ltd. (previously known as Singapore Sports and Physiotherapy Centre Pte. Ltd.)	Singapore
Basel Medflow Pte. Ltd.	Singapore
Bethesda Medical Pte. Ltd.	Singapore
Oasis Medical Clinic Pte. Ltd.	Singapore
SSOC Farrer Park Pte. Ltd.	Singapore
SSOC Novena Pte. Ltd.	Singapore
SSOC Orchard Pte. Ltd.	Singapore
Eyetrust Medical Pte. Ltd.	Singapore
Chartered Imaging Pte. Ltd	Singapore